Exhibit 99.1

Released: Monday, November 17, 2008

Advance Nanotech Reports Third Quarter 2008 Financial Results

NEW YORK, NY- Advance Nanotech, Inc. (OTCBB: AVNA) reported financial results for its third quarter and nine month period ended September 30, 2008.   Highlights:

•	Revenues increased to $2.5 million for the nine-month period ended September 30, 2008 from $369,000 for the same period in the previous year
•	The Company received its first order in environmental chemical detection monitoring from a commercial entity totaling approximately $180,000
•	Moved application development laboratory to expanded facility in Cambridge to meet customer demand
•	Exchange agreement between founding members and management of Owlstone consummated
•	Completion of $1.15 million placement of senior secured convertible notes
•	Company appointed Bret Bader as CEO of Advance Nanotech and strengthened its Board of Directors with four additional members

         “In the third quarter of 2008, we completed several key corporate initiatives relating to the consummation of the exchange agreement, which resulted in my formal appointment as CEO and the addition of four experienced members to our Board of Directors,” commented Bret Bader.  “All the while, our Owlstone subsidiary has continued to generate strong growth in revenues from its existing suite of products and the fulfillment of its partner contracts.  As Owlstone continues to evolve, we are building a pipeline of sales opportunities with existing products and with applications currently in development. Our continued work in application development has resulted in material progress in key commercial and government areas, all of which we expect will reflect positively on our financial performance. We also continue to evaluate financing options for the purpose of executing on our near and long term business plans.”

The Company generated revenues of $1,009,240 in the three months ended September 30, 2008 compared to $100,590 for the three months ended September 30, 2007, representing an increase of $908,650. The Company generated revenues of $2,497,855 in the nine months ended September 30, 2008 compared to $369,376 in the same period of the previous year, representing an increase of $2,128,479. The increase in revenues were a direct result of our subsidiary, Owlstone, shipping its Tourist, Lonestar and Vapor Generator products, along with contracted, instructional and set-up services provided to customers.

The Company had a loss from operations of $1,560,549 in the three months ended September 30, 2008, compared to $2,410,247 for the comparable period in 2007, representing a decrease of $849,698 or 35%.  The Company had a net loss of $382,556 or $0.02 per basic share for the three months ended September 30, 2008 compared to a net loss of $1,889,194 or $0.07 per basic share for the comparable period in 2007, representing a decrease of $1,506,638 or 80%.  While revenue increased by $908,650, operating expenses decreased by $359,159 for the three months ended September 30, 2008.  In addition, the Company had $1,140,885 in non-cash gains due to the revaluation of the warrant liability and approximately a $156,000 increase in interest expense for the three months in the current year third quarter.

The Company had a loss from operations of $6,027,375 in the nine months ended September 30, 2008, compared to $8,232,005 for the comparable period in 2007, representing a decrease of $2,204,630 or 27%. We had a net loss of $3,831,661 in the nine months ended September 30, 2008 compared to $6,681,032 for the comparable period in 2007, representing a decrease of $2,849,371 or 43%. In the first nine months of 2008, the Company had a net loss of $0.10 cents per basic share, compared with a net loss of $0.19 cents per basic share for the comparable period in 2007. While revenue increased by $2,128,479 during the first nine months of 2008, operating expenses decreased by $956,738.  The Company also had a non-cash gain of $989,149 from minority interest related to subsidiaries’ losses for the nine months ended September 30, 2008.

Research and development costs for the three month period ended September 30, 2008 and September 30, 2007 were $500,474 and $671,279, respectively, representing a decrease of $170,805 or 25.4%. Research and development costs for the nine month period ended September 30, 2008 and September 30, 2007 were $1,713,344 and $2,668,860, respectively, representing a decrease of $955,516 or 35.8%. This decrease is attributable to the Company’s decision to focus solely on the further development and commercialization of Owlstone’s technology and reflect the cancellation or suspension of a significant portion of non-Owlstone projects.

General and administrative expenses for the three months ended September 30, 2008 were $1,620,022 compared to $1,808,376 for the comparable period in 2007, representing a decrease of $188,354 or 10 percent. General and administrative expenses for the nine month period ended September 30, 2008 and September 30, 2007 were $5,804,647 and $5,805,869, respectively. Non-cash related expenses for the nine month period ended September 30, 2008 were approximately $1.3 million. Non-cash expenses include costs related to FAS123R options, employee and Board of Directors equity grants, equity grants and warrants for consultants in lieu-of-cash and deferred financing costs.

Interest and other income for the nine months ended September 30, 2008 and September 30, 2007 was $597,810 and $81,737, respectively. This increase was primarily due to the receipt of a tax credit of approximately $406,000 from the UK government, the Company receiving approximately $35,000 of rent income from the sublease of its New York City offices, and for the forgiveness of previously incurred expenses in accounts payable that were canceled with our collaboration partners and vendors of approximately $140,000.

Interest and other expenses for the nine months ended September 30, 2008 increased $463,828 to $554,941 from the comparable 2007 period as a result of the increase in convertible notes that the Company issued.  In addition, the Company recognized a non-cash late registration cost of $88,219 during the current year and also incurred a non-cash gain of $1,251,915, during the same period, for the re-valuation of the Company’s warrant liability.  As of December 31, 2007, the Company had net operating tax loss carry forwards in excess of $8.3 million that may be used to offset future taxable income through 2027.

At September 30, 2008, the Company had a total of approximately $427,604 of cash and cash equivalents. Based upon the Company’s forecast of future revenues from its products, services and grants, in conjunction with the cash and cash equivalents on hand, the Company’s continued ability to operate is dependent upon obtaining additional financing. The Company is presently pursuing various financing options.  If the Company is unable to arrange new financing or generate sufficient cash flow to support its operations and meet its obligations within the first quarter of 2009, the Company will be forced to consider the further restructuring of its operations, disposition of various assets, seeking of protection from its creditors, or ceasing of operations and liquidation.

Management is also exploring ways to generate additional revenue from operations including co-development and co-funding of its products, licensing products for upfront and milestone payments, and applying for more government grants. The Company has initiated cost reduction programs and will continue to control and reduce expenses until funds from operations can support the growth of the business. Although the Company is exploring all opportunities to improve its financial condition, there is no assurance that these programs will be successful.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For additional information, please refer to the Advance Nanotech, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the Securities and Exchange Commission.

About Advance Nanotech

Advance Nanotech is in the process of restructuring its business and becoming an operating company focused on its majority owned subsidiary Owlstone Nanotech’s next generation chemical detection technology. For more information about Advance Nanotech, please visit www.advancenanotech.com.

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. (“Owlstone”) is a majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Owlstone Nanotech, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of  product lines, the recent economic slowdown affecting technology companies, the future success of  scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company’s ability to secure additional working capital and/or generate sufficient cash flow to support its operation,s and other factors could cause actual results to differ materially from the Company's expectations.  Advance Nanotech’s Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech’s business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, contact:

    Investor Relations
    Advance Nanotech, Inc.
    845-533-4225
    ir@advancenanotech.com

(Financial Tables Follow)

ADVANCE NANOTECH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(1)

	September 30, 2008	December 31, 2007
ASSETS	(Unaudited)	(a)
CURRENT ASSETS
Cash and cash equivalents	$427,604	$1,867,626
Restricted cash	264	77,557
Prepaid expenses and other current assets	250,094	162,622
Accounts receivable	549,956	1,325,080
Inventory	277,896	74,672
VAT tax refund receivable	19,607	3,902
Deferred financing costs, current position	729,455	801,618

TOTAL CURRENT ASSETS	2,254,876	4,313,077

Property plant and equipment, net	309,199	242,005
Patents	699,056	636,381
Deferred financing costs, net of current portion	182,365	801,620

TOTAL ASSETS	$3,445,496	$5,993,083

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,145,731	$1,291,882
Accrued expenses	1,225,878	1,369,538
Deferred equity compensation	472,366	345,268
Deferred revenue	-	38,279
Capital lease obligation, current portion	9,794	21,483
TOTAL CURRENT LIABILITIES	2,853,769	3,066,450

Loan payable	-	334,001
Convertible notes payable	10,045,123	6,294,105
Common stock warrants	2,795,761	2,184,266
Capital lease obligation, net of current portion	7,523	13,879
TOTAL LIABILITIES	15,702,176	11,892,701

Minority interests in subsidiaries	6,088,896	6,854,191

STOCKHOLDERS' DEFICIT
Preferred stock; $0.001 par value; 25,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock; $0.001 par value; 200,000,000 shares authorized; 50,751,164 and 36,595,686 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	50,751	36,596
Additional paid in capital	16,636,429	16,128,733
Warrant valuation	662,200	2,708,358
Accumulated other comprehensive loss	(1,037,186)	(801,386)
Deficit accumulated during development stage	(34,657,770)	(30,826,109)
TOTAL STOCKHOLDERS' DEFICIT	(18,345,576)	(12,753,808)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,445,496	$5,993,083

(a) Derived from audited financial statements.

ADVANCE NANOTECH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited) (1)
	Three Months	Three Months	Nine Months	Nine Months	From Inception (August 17, 2004)
	Ended	Ended	Ended	Ended	To
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008
Revenue- product	$390,464	$1,596	$771,049	$89,939	$1,216,931
Revenue- service	618,776	98,994	1,726,806	279,437	2,299,319
Total net revenue	1,009,240	100,590	2,497,855	369,376	3,516,250

Cost of Sales	(449,293)	(31,182)	(1,007,239)	(126,652)	(1,284,178)
Gross Margin	559,947	69,408	1,490,616	242,724	2,232,072

Research and development	(500,474)	(671,279)	(1,713,344)	(2,668,860)	(17,852,288)
Selling, general and administrative	(1,620,022)	(1,808,376)	(5,804,647)	(5,805,869)	(35,733,890)
Total operating expenses	(2,120,496)	(2,479,655)	(7,517,991)	(8,474,729)	(53,586,178)

Loss from operations	(1,560,549)	(2,410,247)	(6,027,375)	(8,232,005)	(51,354,106)

Other income/ (expense)
Interest income	3,054	19,253	19,514	81,737	436,933
Grant income	-	-	-	113,318	198,831
Gain on sale of investment	-	-	-	-	937,836
Forgiveness of accounts payable and other income	(14,755)	-	578,296	-	3,616,228
Interest and other expense	(199,052)	(42,378)	(554,941)	(91,113)	(796,115)
Fair value of warrants gain / (loss)	1,140,885	-	1,251,915	-	9,991,058
Accrued late registration cost	(21,827)	-	(88,219)	-	(2,413,412)

Net loss before minority interest	(652,244)	(2,433,372)	(4,820,810)	(8,128,063)	(39,800,061)

Minority interest in net loss of subsidiary	269,688	544,178	989,149	1,447,031	5,142,291

Net loss	(382,556)	(1,889,194)	(3,831,661)	(6,681,032)	(34,657,770)

Foreign currency translation adjustment gain / (loss)	300,521	1,630,844	(317,886)	(2,041,483)	(483,500)

Comprehensive loss	$(82,035)	$(258,350)	$(3,513,775)	$(8,722,515)	$(35,141,270)

Net loss per share - basic and diluted	$(0.02)	$(0.07)	$(0.13)	$(0.23)	$(1.22)

Net loss per share after minority interest - basic and diluted	$(0.01)	$(0.05)	$(0.10)	$(0.19)	$(1.06)

Comprehensive loss per share - basic and diluted	$(0.00)	$(0.01)	$(0.09)	$(0.24)	$(1.07)

Weighted average shares outstanding - basic and diluted	39,501,968	36,753,295	37,613,562	35,671,318	32,721,806

(1)	Please refer to the Advance Nanotech, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the Securities and Exchange Commission.
*	Weighted average number of basic shares outstanding
SOURCE: Advance Nanotech, Inc.